UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 12, 2005

PINNACLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	000-24784	94-3003809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 North Bernardo Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 526-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02 is incorporated here by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 12, 2005, Pinnacle Systems, Inc. (the “Company”) issued a press release announcing the appointment of Mary Dotz as the Company’s Senior Vice President and Chief Financial Officer, effective January 17, 2005. Ms. Dotz is replacing Suzy Seandel, who has served as the Company’s Interim Chief Financial Officer since October 2004. Ms. Seandel will continue to serve as the Company’s Vice President Finance and Accounting. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Prior to joining the Company, Ms. Dotz, age 46, served as Vice President of Finance and Corporate Controller of NVIDIA Corporation from October 2000 to January 2005. In addition, from April 2002 to September 2002, Ms. Dotz served as NVIDIA’s Interim Chief Financial Officer. From October 1998 to October 2000, Ms. Dotz served as a Division Controller at Advanced Micro Devices, Inc. From 1988 to 1998, Ms. Dotz served in various senior finance positions with Nissan Motor Acceptance Corporation. Ms. Dotz holds a Bachelor of Science degree in Business Administration with a concentration in accounting from San Diego State University and a Masters of Business Administration degree from the University of Southern California.

As the Company’s Chief Financial Officer, Ms. Dotz will be paid an annual base salary of $235,000, will be eligible to be paid an annual target bonus of $141,000 and will be granted an option to purchase up to 200,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on January 17, 2005, as reported by The Nasdaq Stock Market. The stock option will have a ten year term and the shares subject to the stock option will vest over a period of four years, subject to Ms. Dotz’s continued employment with the Company.

The Company and Ms. Dotz entered into a change of control severance agreement, effective as of January 17, 2005, that provides that if Ms. Dotz’s employment is terminated other than for cause, then she will receive, within 30 days of such termination, a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 50% of her target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by Ms. Dotz will vest and become fully exercisable. For six months after such termination, the Company will also continue to make available to Ms. Dotz and her dependents any health or life insurance coverage that she participated in on the date of her termination; provided, however, that she constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and she elects continuation coverage pursuant to COBRA within the required time periods.

The Agreement also provides that if Ms. Dotz’s employment is involuntarily terminated within three months prior to or within 12 months after a change of control of the Company, she will receive, within 30 days of such termination, a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 50% of her target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by Ms. Dotz will vest and become fully exercisable. For six months after such termination, the Company will also continue to make available to Ms. Dotz and her dependents any health or life insurance coverage that she participated in on the date of her termination; provided, however, that she constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and she elects continuation coverage pursuant to COBRA within the required time periods.

This brief description of the change of control severance agreement is qualified by reference to the provisions of the change of control severance agreement attached to this Current Report on Form 8-K as Exhibit 10.81.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.81	Change of Control Severance Agreement between the Company and Mary Dotz dated as of January 17, 2005

99.1	Press Release of Pinnacle Systems, Inc. dated January 12, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE SYSTEMS, INC.

By:	/s/ Scott E. Martin
Scott E. Martin
Senior Vice President, Human Resources and Legal

Date: January 12, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.81	Change of Control Severance Agreement between the Company and Mary Dotz dated as of January 17, 2005

99.1	Press Release of Pinnacle Systems, Inc. dated January 12, 2005